Exhibit 10.1

GOLFSMITH INTERNATIONAL HOLDINGS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Annual Retainers

The Company shall pay each non-employee board member the following annual retainer(s) based upon his or her service. All payments hereunder shall be made in equal quarterly amounts.

Director	$25,000
Audit Committee Chairperson	$15,000
Compensation Committee Chairperson	$5,000
Nominating Committee Chairperson	$5,000

Meeting Attendance Fees

Each Board of Directors meeting	$1,500
Each committee meeting	$1,000

Deferred Stock Units

Annual DSU Grant: Directors shall, at the Annual Shareholder’s Meeting, be granted a number of deferred stock units (“DSU”) worth the equivalent of US $25,000 at the then current stock price. Such DSU’s will be payable and exercisable only upon termination from Board Service.

Fee Deferral: Directors may defer all or part of their cash fees into DSUs which will be payable in Company shares to the Director only upon termination from Board Service.

Expense Reimbursement

Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

Fees Pro-rated Based Upon Annual Shareholder’s Meeting

Director nominations shall generally be completed at the Annual Shareholder’s Meeting (each, an “ASM”). To the extent a director is nominated at a time other than the ASM, any DSU or Annual Retainer will be prorated following the most recent applicable ASM.